Exhibit 4.2
GUARANTY AGREEMENT
This Guaranty Agreement, as may be amended and supplemented from time to time, (the “Guaranty”) is made as of December 1, 2024, jointly and severally by and between each of the undersigned (each, a “Guarantor,” and collectively, together with any additional parties that from time to time may become a Guarantor pursuant to the terms of the Financing Agreement described below, the “Guarantors”), as guarantors, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee under the Indenture (defined below) (in such capacity, together with any successor or successors in such capacity, herein called the “Trustee”):
W I T N E S S E T H:
The Finance Authority of Maine (the “Authority”) is issuing its Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2024, in the aggregate principal amount of up to $45,000,000 (the “Bonds”), under and pursuant to an Indenture dated as of December 1, 2024 (as supplemented and amended from time to time, the “Indenture”) between the Authority and the Trustee. The proceeds of the Bonds will be loaned by the Authority to Casella Waste Systems, Inc. (the “Company”) pursuant to the terms of a Financing Agreement dated as of December 1, 2024 (as supplemented and amended from time to time, the “Financing Agreement”) between the Authority and the Company. Each Guarantor under this Guaranty Agreement is a subsidiary of the Company.
As used herein, the following capitalized terms have the meanings set forth below:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.
“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Electronic Copy” has the meaning set forth in Section 4.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.
“Person” means an individual, partnership, corporation, limited liability company, firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise or joint venture, or a governmental agency or political subdivision thereof or other entity.
“Subsidiary” means, with respect to any Person:

(a)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(b)    any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
All other capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Indenture and the Financing Agreement, as applicable.
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor agrees as follows:
Section 1.Unconditional Guarantee.
Subject to the provisions of this Section 1, each of the Guarantors hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Bondholders (as defined in the Indenture), irrespective of the validity and enforceability of the Financing Agreement or the obligations of the Company or any other Guarantors to the Trustee hereunder or thereunder: (a) the principal of and redemption premium, if any, on the Bonds when and as the same shall become due (whether at maturity, by acceleration, call for redemption or otherwise); (b) the interest on the Bonds when and as the same shall become due; (c) the purchase price of Bonds tendered or deemed tendered for purchase pursuant to Sections 4.6, 4.8 or 4.9 of the Indenture; and (d) all amounts allocable to the Bonds due or to become due from the Company under Sections 4.2(a) and 4.2(b) of the Financing Agreement (collectively, the “Guaranteed Obligations”). If the Company fails to pay any Guaranteed Obligations when due under the Financing Agreement, each Guarantor shall be jointly and severally obligated to pay or to perform or cause the performance of, the same immediately. An Event of Default under the Financing Agreement with respect to the Bonds shall constitute an event of default under this Guaranty, and shall entitle the Trustee to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Company under the Financing Agreement.
Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Financing Agreement, the absence of any action to enforce the same, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not this Guaranty is affixed to the Financing Agreement or the Bonds, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor (other than the defense of payment). Each Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the Guaranteed Obligations. This Guaranty is a guarantee of payment and not of collection. If the Trustee is required by any court or otherwise to return to the Company or to a Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or a Guarantor, any amount paid by the Company or a Guarantor to the Trustee, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect, subject to Section 7 hereof. Each Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (a) subject to the other provisions of this Guaranty, the maturity of the loans made under the Financing Agreement may be accelerated as provided in Section 7.2 of the Financing Agreement for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of such loans for purposes of the Financing Agreement, and (b) in the event of any acceleration of the loans as provided in Section 7.2 of the Financing Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guaranty.
Each Guarantor agrees to make immediate payment to the Trustee of all Guaranteed Obligations owing or payable to the Trustee upon receipt of a demand for payment therefor by the Trustee to the Guarantor in writing.
Section 2.Guaranteed Obligations Absolute and Continuing.
Subject to Section 7 hereof, the obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of this Guaranty shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof. Subject to Section 7 hereof, the obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until the entire principal of, redemption premium, if any, and interest on or purchase price of the Bonds shall have been paid or provided for according to the terms of the Indenture and all other Guaranteed Obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder in such form as counsel to the Trustee may reasonably request and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of such Guarantor so to do, it hereby irrevocably appoints the Trustee as agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of Trustee’s counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.
Section 3.Limitation on Guarantor Liability.
Each Guarantor and the Trustee hereby confirm that it is the intention of each such party that this Guaranty does not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, each Guarantor and the Trustee hereby irrevocably agree that the obligations of the Guarantors under this Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantors that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Guaranty, result in the obligations of the Guarantors under this Guaranty not constituting a fraudulent transfer or conveyance.
Section 4.Execution and Delivery of Guaranty.
This Guaranty may be in the form of an Electronic Record and may be executed using Electronic Signatures. Any Electronic Signature on or associated with this Guaranty shall be valid and binding on such Person to the same extent as a manual, original signature, enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. This Guaranty may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Guaranty. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Guaranty which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Guaranty converted into another format, for transmission, delivery and/or retention. A Guarantor may, at its option, create one or more copies of this Guaranty in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All documents, instruments and agreements in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.
Section 5.Waiver.
Without in any way limiting the provisions of Section 1, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or nonpayment of any of the Guaranteed Obligations, or other notice or formalities to the Company or the Guarantor of any kind whatsoever.
Section 6.No Set-Off.
Each payment to be made by the Guarantors hereunder in respect of the Guaranteed Obligations shall be payable in the currency or currencies in which such Guaranteed Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature. It is the intention of the parties hereto that the Authority, its members, officers, officials, agents and employees shall not incur pecuniary liability by reason of the terms of this Guaranty, the Financing Agreement or the Indenture, or by reason of the undertakings required of the Authority, its members, officers, officials, agents and employees in connection with this Guaranty, the Financing Agreement or the Indenture, the performance of any act required or requested of the Authority, its members, officers, officials, agents and employees in connection with the issuance of the Bonds, this Guaranty, the Financing Agreement or the Indenture, or in any way arising from the transaction which this Guaranty is a part or arising in any manner in connection with the Project, and each Guarantor hereby waives any rights or claims it may have against the Authority in connection therewith.
Section 7.Release of a Guarantor.
This Guaranty will be released with respect to any Guarantor:
(a)upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of the Company, of all of the Capital Stock of that Guarantor held by the Company or any of its Subsidiaries or of all or substantially all of the assets of that Guarantor;
(b)upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor (1) as a guarantor, borrower and/or issuer in respect of the Senior Credit Facility and (2) if the Senior Credit Facility has been terminated, as a guarantor, borrower and/or issuer of any issue of any other indebtedness for borrowed money of more than $30,000,000 in aggregate principal amount (per issue) of the Company or any of its Subsidiaries (other than any Subsidiaries of such Guarantor), except, in each case, as a result of payment by a guarantor in its capacity as a guarantor (and not as a borrower and/or issuer);
(c)at any time that a Letter of Credit is in effect with respect to the Bonds; or
(d)upon or substantially contemporaneously with the payment in full of the Guaranteed Obligations.
The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Guarantor from its obligations under this Guaranty upon receipt of a request by the Company or such Guarantor accompanied by (i) a Certificate of an Authorized Representative of the Company certifying as to the compliance with this Section 7; and (ii) so long as the Senior Credit Facility is not in effect, in connection with a sale or disposition of assets or Capital Stock (or a series of related sales or dispositions) described in Section 7(a), as evidenced by a Certificate of an Authorized Representative of the Company and an Opinion of Counsel as to the compliance with this Section 7, provided however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Certificates of an Authorized Representative of the Company.
Section 8.Waiver of Subrogation.
Until the payment in full of all Guaranteed Obligations, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Financing Agreement and such Guarantor’s obligations under this Guaranty, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution and indemnification and any right to participate in any claim or remedy of the Authority or the Trustee against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any Guaranteed Obligations shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Authority or the Trustee, as applicable, and shall forthwith be paid to the Authority or the Trustee, as applicable, to be credited and applied to the obligations in favor of the Authority or the Trustee, as applicable, whether matured or unmatured, in accordance with the terms of this Guaranty. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Guaranty and that the waiver set forth in this Section 8 is knowingly made in contemplation of such benefits.
Section 9.Guaranteed Obligations Reinstated.
Subject to Section 7 hereof, the obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment that would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from the Trustee upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor, all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.
Section 10.Guaranteed Obligations Not Affected.
The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or the Trustee) that, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of the Trustee or otherwise, including, without limitation:
(a)any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;
(b)any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other Person under the Financing Agreement or any other document or instrument;
(c)any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Guaranty or the Financing Agreement, or to give notice thereof to a Guarantor;

(d)the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;
(e)the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;
(f)any change in the time, manner or place of payment of, or in any other term of, the Bonds, the Indenture or the Financing Agreement, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, the Bonds, the Indenture or the Financing Agreement, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on the Bonds;
(g)except as provided in Section 7, any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;
(h)except as provided in Section 7, any merger or amalgamation of the Company or a Guarantor with any Person or Persons;
(i)the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or the obligations of a Guarantor under this Guaranty; and
(j)except as provided in Section 7, any other circumstance, including release of another Guarantor pursuant to Section 7 (other than release under Section 7(d) by complete, irrevocable payment), that might otherwise constitute a legal or equitable discharge or defense of the Company under the Financing Agreement or of a Guarantor in respect of its guarantee hereunder.
Section 11.No Obligation to Take Action Against the Company.
The Trustee shall have no obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under this Guaranty.
Section 12.Dealing with the Company and Others.
The Trustee, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may:
(a)grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(b)take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;
(c)release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by the Financing Agreement;
(d)accept compromises or arrangements from the Company;
(e)apply all monies at any time received from the Company or from any security upon such part of the Guaranteed Obligations as the requisite Holders may direct or change any such application in whole or in part from time to time as the requisite Holders may direct; and
(f)otherwise deal with, or waive or modify its right to deal with, the Company and all other Persons and any security as the Trustee may determine.
Section 13.Representations.
Each Guarantor makes the following representations as of the date hereof as the basis for its undertakings hereunder:
(a)It is, as applicable, a corporation, limited partnership or limited liability company duly organized, and validly existing in good standing under the laws of the state of its organization, has the corporate, limited partnership or limited liability company, as applicable, power to enter into this Guaranty and to perform its obligations hereunder, and by proper corporate, limited partnership or limited liability company action has duly authorized the execution and delivery of this Guaranty and performance of its obligations hereunder.
(b)The execution and delivery of this Guaranty and the performance of its obligations hereunder do not and will not conflict with, or constitute a breach or result in a violation of, its certificate of incorporation, bylaws or other organizational documents, as applicable, or any material agreement or other material instrument to which it is a party or by which it is bound or any constitutional or statutory provision applicable to it, or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over it or its property, in each case, the breach, conflict with or the violation of any of which would have a material adverse effect upon the Guarantor’s ability to perform its obligations hereunder.
(c)Except for the matters disclosed in the Limited Offering Memorandum dated December 17, 2024 with respect to the Bonds, or in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Periodic Reports on Form 8-K filed with the U.S. Securities and Exchange Commission, each as amended, there are no pending or, to the best of each Guarantor’s knowledge, threatened actions, suits, proceedings or investigations of a legal, equitable, regulatory, administrative or legislative nature, which could reasonably be expected to adversely affect in a material way its ability to perform its obligations under this Guaranty.

Section 14.Events of Default Remedies.
Each of the following events shall be an Event of Default hereunder:
(a)Failure of any Guarantor to pay any Guaranteed Obligations upon receipt of demand by the Trustee to such Guarantor given in accordance with Sections 1 and 20 hereof.
(b)The dissolution or liquidation of a Guarantor or the filing by a Guarantor of a voluntary petition in bankruptcy, or the entry of any order or decree granting relief in any involuntary case commenced against a Guarantor under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition shall not be discharged or denied within 90 days after the filing thereof, or if a Guarantor shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of a Guarantor shall be appointed in any proceeding brought against the Guarantor and shall not be discharged within 90 days after such appointment or if a Guarantor shall consent to such appointment, or assignment by the Guarantor of all or substantially all of its assets for the benefit of its creditors, or the entry by the Guarantor into an agreement of composition with its creditors with respect to all or substantially all of its assets, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against a Guarantor under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Guarantor shall remain undismissed (subject to no further appeal) for a period of 90 days; provided, the term “dissolution or liquidation of a Guarantor,” as used in this subsection, shall not be construed to include the cessation of the existence of a Guarantor resulting either from a merger or consolidation of the Guarantor into or with another entity or a dissolution or liquidation of the Guarantor following a transfer of all or substantially all of its assets as an entirety; and provided further that an Event of Default shall not be triggered under this Subsection (b) if the Company and the unaffected Guarantor or Guarantors shall continue to own more than 50% of the consolidated assets of the Company and the Subsidiaries.
(c)If any representation made by a Guarantor contained in this Guaranty was false or misleading in any material respect at the time it was made or delivered.
Whenever an Event of Default shall have happened and be continuing, (a) the Trustee in the manner provided in Section 7.1 of the Indenture may declare the entire unpaid principal of, or redemption premium, if any, and interest on the Bonds to be immediately due and payable, and (b) the Trustee may, in its discretion, or shall upon the written request of the Holders of 66 2/3% in principal amount of Bonds then Outstanding, take whatever action at law or in equity as may appear necessary or desirable to collect payments then due or thereafter to become due hereunder or to enforce observance or performance of any covenant or agreement of the Guarantors under this Guaranty.
In case the Trustee shall have proceeded to enforce this Guaranty and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case each Guarantor and the Trustee, subject to any determination in any applicable proceeding, shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Guarantors and the Trustee shall continue as though no such proceeding had been taken.

Section 15.Successors and Assigns; Enforcement of Remedies.
This Guaranty shall be binding upon and inure to the benefit of each Guarantor and the Trustee and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder. All rights against each Guarantor arising under this Guaranty shall be for the sole benefit of the Trustee and the Holders of the Bonds and their respective successors and assigns, and, with respect to payments due the Authority under Sections 4.2(d), 7.3, 9.2 and 9.3 of the Financing Agreement, the Authority. If any Guarantor fails to pay in accordance with Section 1 hereof, the Trustee may proceed in the enforcement of this Guaranty and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations, without exhausting any other remedies that the Trustee may have pursuant to the terms of the Bonds, the Indenture or the Financing Agreement and without resort to any other security held by or available to the Authority or the Trustee.
Section 16.Amendment of Guaranty.
The Trustee and the Guarantors may, without the consent of or notice to the Bondholders or beneficial owners of the Bonds, enter into any amendment, change or modification of this Guaranty (i) as may be required by the provisions of this Guaranty or the Indenture, (ii) for the purpose of curing any ambiguity or inconsistency, defective provision or omission, (iii) in connection with an amendment of the Indenture or the Financing Agreement to effect any event or purpose for which there could be such an amendment without the consent of the Holders, or (iv) in connection with any other change herein that is not to the material prejudice of the Trustee or the owners or beneficial Bondholders of the Bonds. Except for the amendments, changes or modifications described in the preceding sentence, the Trustee and the Guarantors may not enter into any other amendment, change or modification of this Guaranty without first mailing notice to, and obtaining the written approval or consent of, the Bondholders or beneficial owners of not less than a majority in aggregate principal amount of the Bonds at the time outstanding; provided, however, that the foregoing does not permit, without the written approval or consent of the Holders of 100% in aggregate principal amount of the Bonds then Outstanding, an extension of the time of payment of, or a reduction in, any of the Guaranteed Obligations. In addition, any amendment, change or modification of this Guaranty relating to payments due the Authority under Section 4.2(d), 7.3, 9.2 or 9.3 of the Financing Agreement may only be made with the prior written consent of the Authority. No amendment, modification or waiver of any provision of this Guaranty relating to any Guarantor or consent to any departure by any Guarantor from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee. Further, notwithstanding the foregoing, while the Senior Credit Facility remains in effect, the parties hereto agree that they will not (x) amend, modify or waive the provisions set forth in Section 7 of this Guaranty or (y) amend, modify or waive any of the other provision of this Guaranty (i) if the effect of such modification or waiver would be to delete or otherwise render ineffective the references to Section 7 expressly contained in such provision or (ii) in a manner that could reasonably be expected to be materially adverse to the holders of the Senior Credit Facility, without, in each case, the prior written consent of the administrative agent thereunder.

Section 17.No Merger or Waiver; Cumulative Remedies.
This Guaranty shall not operate by way of merger of any of the obligations of a Guarantor under any other agreement. No failure to exercise and no delay in exercising, on the part of the Trustee, any right, remedy, power or privilege under this Guaranty, the Indenture or the Financing Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Guaranty, the Indenture or the Financing Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in this Guaranty and under the Indenture, the Financing Agreement and any other document or instrument between a Guarantor and/or the Company and the Trustee or the Authority are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.
Section 18.Survival of Guaranteed Obligations.
Subject to Section 7 hereof, the obligations of each Guarantor under Section 1 shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Company or any Guarantor.
Section 19.Guaranty in Addition to Other Guarantee Obligations.
The obligations of each Guarantor under this Guaranty are in addition to and not in substitution for any other obligations to the Trustee in relation to the Financing Agreement and any guarantees or security at any time held by or for the benefit of the Trustee.
Section 20.Notices.
Demand for payment by any Guarantor of the amounts guaranteed hereunder shall be made by notice in writing as provided in the next sentence. All demands, notices, approvals, consents, requests and other communication hereunder shall be in writing addressed to the applicable Guarantors, c/o the address of the Company as set forth in Section 12.8 of the Indenture, and shall be deemed to have been given: (i) when the same are delivered by hand, or (ii) when the same are sent by electronic or confirmed facsimile transmission, or (iii) on the next Business Day when the same are sent by overnight delivery service (with delivery confirmed). The Guarantors, the Company, the Authority and the Trustee may, by notice given hereunder, designate any further or different addresses or means of communication to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.
Section 21.Miscellaneous.
(a)Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Guaranty.

(b)This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. Each of the undersigned Guarantors hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guaranty.
(c)Each Guarantor hereby acknowledges communication of the terms of this Guaranty, the Indenture and the Financing Agreement and consents to all the terms, covenants and conditions thereof.
(d)No director, officer, employee, incorporator or stockholder of any Guarantor shall have any personal liability for any obligations of the Guarantors hereunder or for any claim based on, in respect of, or by reason of, such obligations or their creation.
(e)Each Guarantor shall pay on demand by the Trustee any and all reasonable costs, fees and expenses incurred by the Trustee, its agents and advisors and in enforcing any of their rights under this Guaranty.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed by their duly authorized representatives as of the date first above written.

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CASELLA TRANSPORTATION, INC.	PANICHI HOLDING CORP.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.	PINE TREE WASTE, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.	PINK TRASH COMPANY, LLC
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.	SCHULTZ LANDFILL, INC.
SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.
CASELLA WASTE MANAGEMENT, INC.	SOUTHERN TIER RECYCLERS, LLC
CASELLA WASTE SERVICES OF ONTARIO LLC	SUNDERLAND WASTE MANAGEMENT, INC.
CHEMUNG LANDFILL LLC	TAM, INC.
COUNTY WASTE OF PENNSYLVANIA, LLC	TAM ORGANICS, LLC.
FOREST ACQUISITIONS, INC.	TAM RECYCLING, LLC
GRANITE STATE LANDFILL, LLC	TAYLOR GARBAGE SERVICE, LLC
GROUNDCO LLC	THE HYLAND FAMILY ASSOCIATES
HAKES C&D DISPOSAL, INC.	TOMPKINS COUNTY RECYCLING LLC
HARDWICK LANDFILL, INC.	VALLEY 82 HOLDING CORP.
HIRAM HOLLOW REGENERATION CORP.	WASTE INDUSTRIES OF DELAWARE, LLC
HOPEWELL INDUSTRIAL PROPERTIES, LLC	WASTE INDUSTRIES OF MARYLAND, LLC
KEJEM PROPERTIES, LLC	WASTE INDUSTRIES OF PENNSYLVANIA, LLC
KTI ENVIRONMENTAL GROUP, INC.	WASTE-STREAM INC.
KTI SPECIALTY WASTE SERVICES, INC.	WATCH HILL HOLDING CORP.
KTI, INC.	WHITETAIL DISPOSAL, LLC
NEW ENGLAND WASTE SERVICES OF ME, INC.	WILLIMANTIC WASTE PAPER CO.

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President and Treasurer

[Signature Page to Guaranty Agreement]

THE HYLAND FACILITY ASSOCIATES:

By: CASELLA WASTE MANAGEMENT OF N.Y., INC.,
ITS MANAGING PARTNER

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President and Treasurer
[Signature Page to Guaranty Agreement]

Accepted:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Marie Bui-Clifford
Name:	Marie Bui-Clifford
Title:	Vice President

[Acknowledgment Signature Page to Guaranty Agreement]